Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.305.6402 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Fourth Quarter and Fiscal 2010 Financial Results

Highlights

  Revenue of $10.6 million for the fourth quarter and $31.7 million for the year
  Non-GAAP diluted EPS of $0.34 for the fourth quarter and $0.99 for the year
  RTMS revenue of $9.8 million for the year, up 17% over 2009
  CitySync ANPR revenue of $3.0 million for the fourth quarter

Saint Paul, Minn., February 23, 2011-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its fiscal year and fourth quarter ended December 31, 2010.

Revenue for fiscal year 2010 was $31.7 million compared to $24.6 million for fiscal 2009, while revenue for the fourth quarter of 2010 was $10.6 million compared to $6.7 million for the same period a year ago.  Revenue from royalties was $12.5 million in fiscal year 2010 compared to $12.1 million in 2009 and $3.3 million in the fourth quarter of 2010 compared to $3.0 million in the same period of 2009.  Product sales were $19.2 million for fiscal year 2010 compared to $12.5 million in 2009 and $7.3 million in the fourth quarter of 2010 compared to $3.7 million in the same period of 2009.  World-wide, RTMS and CitySync product sales in the fourth quarter of 2010 were $2.9 million and $3.0 million, respectively.

Net income for fiscal year 2010 was $3.0 million ($0.64 per diluted share) compared to $3.9 million ($0.95 per diluted share) for fiscal 2009.  Net income for the fourth quarter, which ended December 31, 2010, was $1.1 million ($0.23 per diluted share) compared to $874,000 ($0.21 per diluted share) for the same period in 2009. The results for 2010 include the impact of acquisition expenses incurred in conjunction with our June purchase of CitySync Limited as well as its operational activity post-acquisition, and earnings per share are further impacted by the issuance of 798,000 shares in our common stock offering completed in April 2010.

On a non-GAAP basis, excluding intangible asset amortization net of tax and acquisition related expenses, net income for fiscal year 2010 was $4.6 million ($0.99 per diluted share) and for the fourth quarter was $1.7 million ($0.34 per diluted share).

The sellers of the RTMS business, also known as the EIS assets, are entitled to receive a $1.7 million earnout payment based on RTMS operating results for fiscal year 2010.  This liability has been recorded on our balance sheet as of December 31, 2010 with a corresponding increase in goodwill.  The sellers of CitySync are entitled to a $696,000 earnout payment for 2010 achievement which has also been recorded as a liability on our balance sheet as of December 31, 2010.  Our initial estimate of 2010 earnout was $491,000.  Under the new purchase accounting rules, the incremental $205,000 of earnout due is recorded as operating expense, which we have included in the acquisition related expenses line item on the statement of income.

Ken Aubrey, CEO, said, “Our results for fiscal 2010 are encouraging, but mixed.  On the one hand, revenues for the year, and particularly for the last two quarters, were at record levels.  Our overall non-GAAP income was noteworthy, as was the RTMS product line’s revenue growth to almost $10 million.  On the other hand, margins in our newly acquired CitySync business were lower than we’d like, primarily owing to inherited supply chain management issues which we will address as we integrate processes over the coming year.  Additionally, margins were further negatively impacted by increased warranty reserves for residual hardware issues.

“Looking forward to 2011 and for the time being, our board of directors has adopted the following strategic goals:

  Enhance share value through focusing on organic revenue and profit growth
  Redouble emphasis on operational execution
  Timely achievement of key product launches, including hybrid
  Complete integration of previous acquisitions
  Expand selling capacity and sales distribution channels
  Broaden the pool of senior managers to better support the strategic goals

“Additionally, I want to reiterate that our business is seasonally driven, and in our first fiscal quarter it is winter in most of our markets.  Revenue generation is always more challenging in our first quarter than during warmer months when infrastructure construction can more readily proceed.”

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the CitySync acquisition and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 110,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009 as updated on Form 10-Q filings made in 2010.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue
Royalties	$3,297	$3,042	$12,519	$12,110
Product sales	7,276	3,658	19,162	12,483
	10,573	6,700	31,681	24,593
Cost of revenue (exclusive of amortization shown below)
Product sales	3,202	1,350	7,799	4,297
Gross profit	7,371	5,350	23,882	20,296
Operating expenses
Selling, marketing and product support	3,219	1,929	9,807	7,201
General and administrative	1,089	1,205	4,372	3,779
Research and development	1,030	795	3,630	3,336
Acquisition related expenses	290	—	817	—
Amortization of intangible assets	399	192	1,218	768
	6,027	4,121	19,844	15,084
Income from operations	1,344	1,229	4,038	5,212
Other income (expense), net	23	(11)	(123)	7
Income before income taxes	1,367	1,218	3,915	5,219
Income tax expense	258	344	910	1,354
Net income	$1,109	$874	$3,005	$3,865

Basic net income per share	$0.23	$0.22	$0.66	$0.97
Diluted net income per share	$0.23	$0.21	$0.64	$0.95

Weighted shares – basic	4,808	3,986	4,555	3,985
Weighted shares – diluted	4,918	4,127	4,667	4,081

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1,2)	5,338	3,929	17,809	14,316
Non-GAAP income from operations	2,033	1,421	6,073	5,980
Other income (expense), net	23	(11)	(123)	7
Non-GAAP income before income taxes	2,056	1,410	5,950	5,987
Non-GAAP income taxes (3)	394	409	1,324	1,851
Non-GAAP net income	$1,662	$1,001	$4,626	$4,136

Non-GAAP basic net income per share	$0.35	$0.25	$1.02	$1.04
Non-GAAP diluted net income per share	$0.34	$0.24	$0.99	$1.01

Notes to non-GAAP adjustments
(1) Amortization of intangible assets for period as shown above is removed
(2) Acquisition related expenses for period as shown above is removed
(3) Income taxes are increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$8,021	$14,084
Investments	3,954	3,935
Receivables, net	10,137	5,660
Inventories	4,649	2,734
Prepaid expenses and deferred taxes	2,247	725
	29,008	27,138
Property and equipment, net	1,122	998
Deferred income taxes	—	1,676
Goodwill and intangible assets, net	24,226	11,338
	$54,356	$41,150
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,925	$2,454
Bank debt	—	4,000
Earn-outs payable	2,928	1,541
Income taxes payable	17	234
	7,870	8,229
Deferred income taxes	290	—
Income taxes payable	175	208
Shareholders’ equity	46,021	32,713
	$54,356	$41,150

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year Ended December 31,
	2010	2009
Operating activities
Net income	$3,005	$3,865
Adjustments to reconcile net income to net cash provided by operations
Depreciation and amortization	1,717	1,192
Stock option expense	342	341
Changes in operating assets and liabilities	(5,254)	(33)
Net cash provided by (used in) operating activities	(190)	5,365

Investing activities
Cash paid to sellers of CitySync equity	(7,871)	—
Repayment of CitySync seller loans	(445)	—
Purchases of property and equipment, net of disposals and gains	(380)	(694)
Payment of EIS earnout	(1,541)	(1,192)
Sales (purchases) of investments	(19)	65
Net cash used in investing activities	(10,256)	(1,821)

Financing activities
Net proceeds from common stock offering	8,818	—
Proceeds from exercise of stock options	121	1
Proceeds from (repayment of) bank debt, net	(4,556)	250
Net cash provided by financing activities	4,383	251

Increase (decrease) in cash and cash equivalents	(6,063)	3,795
Cash and cash equivalents, beginning of period	14,084	10,289
Cash and cash equivalents, end of period	$8,021	$14,084

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